Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Unisys Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-231642, 333-40012, 333-114718, 333-156569, 333-171004, 333-171005, 333-192040, and 333-211020) on Form S-8 and in the registration statement (No. 333-225576) on Form S-3 and in the registration statement (No. 333-74745) on Form S-4 of Unisys Corporation of our report dated February 28, 2020, except for Note 2, as to which the date is February 26, 2021, with respect to the consolidated balance sheet of Unisys Corporation as of December 31, 2019, the related consolidated statements of income (loss), comprehensive income (loss), cash flows, and deficit for each of the years in the two-year period ended December 31, 2019, and the related notes and financial statement schedule (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Unisys Corporation.
Our report on the consolidated financial statements refers to a change in accounting principle for leases due to the adoption of a new accounting standard.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 26, 2021